Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

May 20, 2009

Regions Financial Corporation,

1900 Fifth Avenue North,

Birmingham, AL 35203.

Ladies and Gentlemen:

As tax counsel to Regions Financial Corporation in connection with the offer to exchange (the “Exchange Offer”) shares of common stock for 6.625% Trust Preferred Securities of Regions Financing Trust II (“Trust Preferred Securities”), as described in the preliminary Preliminary Prospectus, dated May 20, 2009 (the “Preliminary Prospectus”), we hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Preliminary Prospectus, we are of the opinion that the statements set forth in the Preliminary Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” in so far as they purport to constitute a summary of matters of U.S. federal income tax law, constitute an accurate summary of the matters set forth therein in all material respects.

For purposes of this opinion, we have reviewed documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with the consent of Regions Financial Corporation (the “Company”), that the factual representations contained in the letters of representation from the Company to us dated May 20, 2009 are true and complete without regard to any qualifications with respect to knowledge, belief or intention that may be set forth therein or elsewhere.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

We express no opinion with respect to the transactions referred to herein or in the Preliminary Prospectus other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under which the common stock has been offered and sold. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP